Exhibit 10.14

[EXECUTIVE OFFICERS]

PERFORMANCE VESTED RESTRICTED STOCK UNIT AWARD AGREEMENT

EAGLE BANCORP, INC.

2016 STOCK PLAN

THIS PERFORMANCE VESTED RESTRICTED STOCK UNIT AWARD AGREEMENT (“Agreement”) is entered into by and between Eagle Bancorp, Inc. (the “Company”) and the Participant (as defined below), pursuant to Section 10 of the Eagle Bancorp, Inc. 2016 Stock Plan, as amended (the “Plan”). Capitalized terms used but not defined herein have the meaning ascribed to them in the Plan.

Award.  The Company hereby grants to ______ (the “Participant”) an award of Performance Vested Restricted Stock Units (“PRSUs”), at a target level of ______ PRSUs (the “Target”), subject to vesting in accordance with the terms and conditions of this Agreement and the Plan.

Vesting Requirements. Subject generally to the Participant’s continuous service with the Company through December 31, [YEAR THREE], the PRSUs will vest based upon the Company’s achievement of the performance goals described below during the period beginning on January 1, [YEAR ONE] and ending on December 31, [YEAR THREE] (the “Performance Period”).  The table below establishes two performance metrics and payment ranges. Return on Average Assets (“ROAA”) shall be measured by determining the Company’s ROAA for each calendar year during the Performance Period and then averaging the results and comparing them to the applicable three year average for such metric on the KBW Regional Bank Index (“KRX”). Tangible Book Value (“TBV”) shall be measured by determining the Company’s TBV growth during the Performance Period, and comparing that to TBV growth on the KRX for the same period. All determinations regarding the performance metrics and payment ranges shall be made by the Compensation Committee.

Measures	Weight	Threshold	Target	Maximum
ROAA compared to KRX	50%	Median	62.5th Percentile	75th (or greater) Percentile
Total Shareholder Return compared to KRX	50%	Median	62.5th Percentile	75th (or greater) Percentile
Payout Range (% of Target)		50%	100%	150%

In order for any PRSUs to vest, performance for the applicable metric must be at or above the threshold performance level. The actual number of PRSUs vested will be determined by interpolating the Company’s performance in respect of each metric on a straight-line basis between threshold, target and maximum award levels.

For purposes of this Agreement, service with the Company will be deemed to include service with any Affiliate of the Company (for only so long as such entity remains an Affiliate of the Company).

Acceleration of Vesting; Forfeiture.  Upon either (i) the death, Disability or Retirement of the Participant during the Performance Period, or (ii) the Participant’s termination of employment, which constitutes a Triggering Event, that occurs during the Performance Period but after the occurrence of a Change in Control,  a number of PRSUs equal to the Target shall vest, and all remaining PRSUs shall be forfeited. Unless otherwise provided by the Compensation Committee, upon the Participant’s cessation of employment during the Performance Period for any other reason, all PRSUs subject to this Award shall be forfeited.

Settlement of PRSUs. Within 75 days of the end of the Performance Period (or upon the occurrence of one of the acceleration events set forth in the paragraph above), the Company shall cause to be paid to the Participant a number of whole shares of unrestricted Common Stock equal to the number of PRSUs to which the Participant is entitled, if any, based upon fulfillment of the Vesting Requirements described above.

In no event shall the Participant be entitled to receive a fractional share of Common Stock.  In the event that the Participant would be entitled to vest in a fractional PRSU, then the number of PRSUs shall be rounded down to the

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next whole unit, and the Participant shall not be entitled to any payment, compensation or alternative Award in lieu thereof.

Issuance of Common Stock. Shares of Common Stock issuable upon settlement of PRSUs hereunder shall be credited to the account of the Participant in the direct registration or other book-entry system (“book-entry”) maintained by the Company for the Company’s Common Stock.

No Cash Settlement.  Upon vesting of this Award, the Participant will only have the right to receive the shares of Common Stock relating to PRSUs which have vested.  In no event will the Participant be entitled to receive from the Company a cash payment of the value of any portion of the vested shares in lieu of such vested shares.

Clawback and other Company Policies. The Award reflected hereby, including the proceeds of the subsequent sale of the shares of Common Stock underlying PRSUs subject to this Award, is subject to cancellation, disgorgement and/or recovery by the Company, and the Participant agrees that he/she shall upon request by the Company, return, or consent to the return of, the PRSUs or shares of Common Stock issuable thereunder, subject to this Award, or any proceeds thereof, in the event that the Compensation Committee determines that the Award was granted or vested based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues, or gains) or any other materially inaccurate performance metric criteria, or as may otherwise be required by applicable law, regulation or exchange listing standard.  The Participant further agrees, in consideration for the grant of this Award, to be subject to any other policies of the Company and its Affiliates regarding clawbacks, securities trading and hedging or pledging of securities that may be in effect from time to time.

Other Limitations.  No PRSUs or shares of Common Stock may be issued if the issuance of PRSUs or Common Stock upon vesting would constitute a violation of any applicable federal or state securities law, exchange listing requirement, or other applicable law.  As a condition to the Participant’s receipt of PRSUs and Common Stock, the Company may require the Participant or other person receiving the PRSUs or Common Stock to make any representation and warranty to the Company as may be required by any applicable law or regulation.

No Employment Right. Nothing in this Agreement or the Plan shall be construed as creating any contract of employment or as conferring on Participant any legal or equitable right to continue employment or other service with the Company or any Affiliate, or any level of compensation.

Construction; Section 409A, Delay in Payment.

(a)          It is the intention of the parties hereto that this Award be exempt from or compliant with Section 409A of the Code, and thus avoid the imposition of any excise tax and interest on the Participant pursuant to Section 409A(a)(1)(B) of the Code, and this Agreement shall be interpreted and construed consistent with this intent.  Notwithstanding the foregoing, the Participant acknowledges and agrees that he or she shall be solely responsible for the payment of any excise tax or penalty which may be imposed or to which he or she may become subject as a result of the Award.

(b)       Notwithstanding any provision in this Agreement to the contrary, if, as of the date of the Participant’s “separation from service” (within the meaning of Section 409A of the Code), the Participant is a “specified employee” (within the meaning of Section 409A of the Code) and the Participant could become eligible for Retirement at any time during the Performance Period, then, to the extent required under Section 409A of the Code, shares of Common Stock with respect to the PRSUs that vest upon such separation from service, will not be issued to the Participant until the date that is six months and one day after such separation from service (or, if earlier, the Participant’s death).

The Plan. This Award of is subject to, and the Participant agrees to be bound by, all of the terms and conditions of the Plan, a copy of which has been provided to the Participant. Pursuant to the Plan, the Compensation Committee is authorized to adopt rules and regulations not inconsistent with the Plan as it shall deem appropriate and proper. All questions of interpretation and application of the Plan shall be determined by the Compensation Committee and any such determination shall be final, binding and conclusive.

Consent to Electronic Delivery. The Participant hereby authorizes the Company to deliver electronically

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any prospectuses or other documentation related to this Agreement, and the Plan.  For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s intranet site. Upon written request, the Company will provide to the Participant a paper copy of any document also delivered to the Participant electronically. The authorization described in this paragraph may be revoked by the Participant at any time by written notice to the Company.

Governing Law. This Agreement will be construed in accordance with the laws of the State of Maryland, without regard to the application of the principles of conflicts of laws.

EAGLE BANCORP, INC.
BY: THE COMPENSATION COMMITTEE

By:
Name: [ ]
Title: [ ]
Accepted and Agreed:

Participant
(Please return executed document to Corporate Secretary)